OTCBB: CYOO

Canyon Copper Appoints Mr. Cole McFarland as Director

Vancouver, BC, December 10, 2007, Canyon Copper Corp. (the ‘Company’ or ‘Canyon Copper’) (OTCBB: CYOO) is pleased to announce that Mr. Cole McFarland has agreed to join the Board of Directors of Canyon Copper.

Mr. McFarland is a senior Mining Executive who has worked in the mining industry for over 40 years. He obtained a degree in Mining Engineering at Washington State University; and later undertook graduate studies in Geology at McGill University following two years in the U.S. Air Force at Elmendorf AFB in Anchorage, Alaska.

He joined Placer Development in 1957 as an Exploration Engineer and spent the next 38 years with the Placer Group of Companies in various operating, managerial and senior executive positions; which involved the exploration, development and operation of mines in the U.S., Canada, Mexico and the Philippines.

Following the merger between Placer Development and the Dome and Campbell-Red Lake Mines in 1987 to form Placer Dome Inc., Mr. McFarland was appointed President and CEO of Placer Dome U.S until retirement in 1995. He was responsible for the operation and growth of three gold properties in the United States, including Cortez Gold Mines and initial development of the world class Pipeline Deposit; also during his watch, Placer Dome U.S. acquired the Donlin Creek Gold deposit in Alaska.

He joined the Board of Bema Gold Corporation in 1998 and the Board of Nova Gold Resources in 2001. He retired from the Bema Board and joined the Kinross Gold Corporation Board in April 2007 following the acquisition of Bema Gold by Kinross.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three Kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

 On behalf of the Board of Directors,

“Anthony Harvey”

CANYON COPPER CORP.
Anthony R. Harvey, Chairman and CEO

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as "believe,' "expect,' "plan,' "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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